Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G filed herewith (and any amendments thereto), relating to the Common Stock of Enphase Energy, Inc., a Delaware corporation, is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended, on behalf of each of the undersigned.

This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.

Dated this 15th day of January 2020.

SOUTH LAKE ONE, LLC

By:	/s/ María Victoria Quiroga
Name: María Victoria Quiroga
Title: Authorized Representative

ISIDORO QUIROGA MORENO

By:	/s/ María Victoria Quiroga
Name: María Victoria Quiroga
Title: Attorney-in-fact

INVERSIONES EL AROMO LIMITADA

By:	/s/ Felipe Correa
Name: Felipe Correa
Title: General Counsel